Exhibit 10.39

AMENDMENT TO QUIDEL CORPORATION
INDIVIDUAL RETIREMENT PROGRAM FOR RANDY STEWARD

This Amendment (this “Amendment”) to the Quidel Corporation Individual Retirement Program for Randy Steward by and between Randall Steward (“Employee”) and Quidel Corporation (the “Company”) is made effective as of February 1, 2022 by and between the Company and Employee (collectively, the “Parties”).

RECITALS
A.    The Company and Employee are parties to the Quidel Corporation Individual Retirement Program for Randy Steward effective as of November 22, 2019 (the “Steward Retirement Program”), which contemplated that the Employee’s employment with the Company would terminate on March 31, 2022, unless terminated earlier in accordance with the terms of the Steward Retirement Program.
B.    On December 22, 2021, the Company entered into a Business Combination Agreement (the “BCA”) by and among the Company, Ortho Clinical Diagnostics Holdings plc (“Ortho”), Coronado Topco, Inc (“Topco”) and certain other parties, which provides for the acquisition of the Company and Ortho by Topco.
C.    The Employee and Company mutually desire to amend the term of the Steward Retirement Program to reflect the Parties intend that the Employee remain employed with the Company through the closing of the transactions contemplated by the BCA, as further set forth below.
D.    The Parties intend for all provisions of the Steward Retirement Program not addressed in this Amendment to remain in force and effect.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and intending to be legally bound, the Parties hereby agree to amend the Steward Retirement Program and the exhibits thereunder, effective as of February 1, 2022, as follows:

1.All references to the termination of Employee’s employment occurring on or following March 31, 2022 are replaced by the phrase, “the earlier of (i) the consummation of the transactions contemplated by the BCA or (ii) the termination of the BCA.”

2.Section 2 of Exhibit A to the Steward Retirement Program is amended such that the “Term” of the Special Advisor Transition Agreement shall commence on the earlier of (i) the consummation of the transactions contemplated by the BCA or (ii) the termination of the BCA and shall end on the first anniversary of such commencement date (the “Initial Term”); provided that the Initial Term may be extended until March 31, 2024 upon mutual agreement of Employee and the Company.

3.Section 3(a) of Exhibit A to the Steward Retirement Program is amended such that the base salary during the Term of the Special Advisor Transition Agreement shall be $300,000.

4.All other terms of the Steward Retirement Program and the exhibits thereunder shall remain in effect. Any undefined terms in this Amendment shall have the meaning set forth in the Steward Retirement Program.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

QUIDEL CORPORATION

By: /s/ Phillip Askim
Name: Phillip Askim
Title: Secretary

EMPLOYEE

By: /s/ Randall Steward
Randall Steward